UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

CSS Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

1845 Walnut Street, Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 569-9900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2012, the Human Resources Committee of our Board of Directors granted performance-vested stock options and performance-vested restricted stock units (“RSUs”) to the named executive officers listed below as follows:

Executive	Shares Underlying Stock Option Grants (#)	Shares Underlying RSU Grants (#)
Christopher J. Munyan	38,200	16,100
Vincent A. Paccapaniccia	17,250	7,100
William G. Kiesling	17,250	7,100
Laurie F. Gilner	8,500	3,500

The foregoing grants were made under our 2004 Equity Compensation Plan. The stock options have an exercise price of $18.48 per share and a seven-year term. Vesting and exercisability are contingent upon the satisfaction of the performance- and service-based objectives described below. Each RSU constitutes a phantom right and will automatically be redeemed for one share of CSS common stock on the fourth anniversary of the grant date, contingent upon satisfaction of the performance- and service-based objectives described below.

The stock options and RSUs will not vest unless a performance objective is satisfied within the four-year period ending on the fourth anniversary of the grant date (the “Performance Period”). In order for the performance objective to be satisfied, the Company must attain total shareholder return (“TSR”) of at least 30% during the Performance Period. TSR is measured by stock price performance and dividend accumulation and reinvestment. Satisfaction of the performance objective will be determined by comparing (a) the average closing price for a share of the Company’s common stock (as adjusted to reflect reinvestment of dividends paid during the Performance Period) over a period of 60 consecutive trading days during the Performance Period to (b) $18.48 per share, the closing price per share on May 18, 2012 (the last trading day prior to the grant date).

If the performance objective described above shall not have been satisfied by the fourth anniversary of the grant date, then the stock options and RSUs will not vest, and the same will expire on the fourth anniversary of the grant date. Otherwise, vesting will depend on the period in which the performance objective shall have been satisfied, as reflected below:

Period in Which Performance Objective is Satisfied	Vesting Schedule for Stock Options	Vesting Schedule for RSUs
Within the 1st year following the grant date	25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
Within the 2nd year following the grant date	50% on the 2nd anniversary of the grant date, and 25% on each of the 3rd and 4th anniversaries of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
Within the 3rd year following the grant date	75% on the 3rd anniversary of the grant date, and 25% on the 4th anniversary of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
Within the 4th year following the grant date	100% on the 4th anniversary of the grant date	100% on the 4th anniversary of the grant date

A service-based vesting condition is also applicable to the foregoing stock options and RSUs. In order for the service-based vesting condition to be satisfied, the executive must remain in the employment of the Company or an applicable subsidiary of the Company on the applicable vesting date. Stock options become exercisable from and after the date on which the same vest. RSUs, to the extent that the same shall have vested, will be redeemed automatically for shares of CSS common stock on the fourth anniversary of the grant date.

On May 22, 2012, the employment agreement (“Agreement”) between our C.R. Gibson, LLC (“C.R. Gibson”) business and its president, Laurie F. Gilner, was amended. The amendment extends the term of the Agreement by two years, until September 6, 2015, sets forth the severance benefit that will be applicable in the event of termination of Ms. Gilner’s employment without cause during the two-year period ending September 6, 2015, and provides that C.R. Gibson will reimburse Ms. Gilner an additional amount for relocation expenses. The foregoing description of the amendment is qualified in its in entirety by the provisions of such amendment, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Amendment dated May 22, 2012 to Employment Agreement between C.R. Gibson, LLC and Laurie F. Gilner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc. (Registrant)

By:	/s/ William G. Kiesling
William G. Kiesling
Vice President – Legal and Human Resources and General Counsel

Date: May 25, 2012

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment dated May 22, 2012 to Employment Agreement between C.R. Gibson, LLC and Laurie F. Gilner.

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